UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

AIM IMMUNOTECH INC.

(Name of Registrant as Specified in Its Charter)

TED D. KELLNER

TODD DEUTSCH

ROBERT L. CHIOINI

PAUL W. SWEENEY

WILLIAM A. CARTER

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Ted D. Kellner, Todd Deutsch, Robert L. Chioini and Paul W. Sweeney (the “Kellner Group”) have filed a definitive proxy statement (the “Proxy Statement”) and accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for their election to the Board of Directors of AIM Immunotech Inc., a Delaware corporation (the “Company” or “AIM”), at the 2024 Annual Meeting of Stockholders scheduled to be held on December 17, 2024 (the “Annual Meeting”).

The information contained herein supplements the Proxy Statement filed with the SEC with respect to the Annual Meeting.

As a result of Dr. Carter’s agreement to serve as Chair of AIM’s Scientific Advisory Board if the Kellner Group Nominees are elected and his agreement to be named and to include the text of his statement in the press release below, he may be deemed a participant in the Kellner Group’s solicitation.

Dr. Carter is retired and his principal address is 89501 Old Highway, Tavernier, Florida 33070-2144. Dr. Carter does not own any shares of AIM’s common stock.

Additionally, (i) during the past ten (10) years, Dr. Carter has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) he does not directly or indirectly beneficially own any securities of the Company; (iii) he does not own any securities of the Company of record but not beneficially; (iv) he has not purchased or sold any securities of the Company during the past two years; (v) as he does not own any of the Company’s securities beneficially or of record, no part of the purchase price or market value of the securities of the Company owned by her would be represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) he is not, and has not been within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of his owns beneficially, directly or indirectly, any securities of the Company; (viii) he does not own beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company; (ix) neither he nor any of his associates was a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) neither he nor any of his associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party; and (xi) he does not have a substantial interest, direct or indirect, by securities holdings or otherwise, in any matter to be acted on at the annual meeting of stockholders.

On December 10, 2024, the Kellner Group issued the press release that appears below and expects to distribute copies to stockholders by mail and electronically:

Ampligen Co-Inventor and Former CEO Agrees to Join AIM Scientific Advisory Board if Kellner Group Nominees Are Elected

Kellner Group Owns 5.04% of Outstanding Shares and is Fully Aligned with Stockholders

Kellner Group Urges Stockholders of AIM Immunotech to Vote the Gold Card

New York, New York, December 10, 2024: Ted Kellner, as the nominating stockholder and a nominee, together with his other nominees, Todd Deutsch, Robert L. Chioini and Paul W. Sweeney (collectively, the “Kellner Group,” “we” or “us” and, as nominees, the “Kellner Group Nominees”) today issue the following press release in connection with their efforts to bring accountability to the entrenched, incumbent Board of Directors of AIM Immunotech Inc. (NYSE American: AIM).

The Kellner Group is pleased to announce that Dr. William A. Carter, MD, F.A.C.P., the founder and former CEO of AIM and inventor of Ampligen, has agreed to become Chairman of AIM’s Scientific Advisory Board in the event that the Kellner Group Nominees control the Board of Directors of AIM following the upcoming annual meeting. After meeting with Dr. Carter recently, Mr. Kellner remains convinced that Ampligen has great potential but only with a new AIM Board of Directors, and he asked Dr. Carter if he would be willing to serve on the intended Scientific Advisory Board, to which Dr. Carter agreed.

Dr. Carter is the co-inventor of Ampligen®, joined AIM (f/k/a Hemispherx) in 1978, and served as: (a) Chief Scientific Officer from 1989-2016; (b) the Chairman of the Board of Directors from 1992-2016; (c) Chief Executive Officer from 1993-2016; (d) President from 1995 to 2006; and (e) a Director from 1987-2016. Dr. Carter was a leading innovator in the development of human interferon for a variety of treatment indications including various viral diseases and cancer. Dr. Carter received the first FDA approval to initiate clinical trials on a beta interferon product manufactured in the U.S. under his supervision. He received his M.D. degree from Duke University (with high honors) and underwent his post-doctoral training at the National Institutes of Health and Johns Hopkins University. Dr. Carter also served as Professor of Neoplastic Diseases at Hahnemann Medical University, a position he held from 1980 to 1998. Dr. Carter served as Professor and Director of Clinical Research for Hahnemann Medical University’s Institute for Cancer and Blood Diseases, and as a member of the faculty at Johns Hopkins School of Medicine and the State University of New York at Buffalo. Dr. Carter is a Board-certified physician and author of more than 200 scientific articles, including the editing of various textbooks on anti-viral and immune therapy.

Dr. Carter provided the following statement to Mr. Kellner:

I am pleased to become Chairman of the Scientific Advisory Board under the board leadership of Ted Kellner and his nominees. Since my discovery of Ampligen™ (the major drug candidate of AIM) at Johns Hopkins Medical School/Hospital, numerous National Institutes of Health (NIH) multi-million dollar grants and contracts were awarded to various organizations under my leadership. The common theme of all of these major, highly competitive, financial awards is to achieve new potential treatments for devastating disorders, including cancer and serious allied disorders of immunity. While some promising results have been achieved, the goal of full commercialization has remained elusive under the current AIM leadership. The most important medical award this year (2024) - the Nobel Prize in Medicine – which was given to one of my previous post-doctoral students, provides real time evidence that this endeavor (RNA chemistry/clinical application) is an extremely important direction towards achieving rapid medical progress against devastating - presently untreatable - human illnesses. Thus, I know that the proposed new AIM board under your leadership, Ted, has the requisite talent to get AIM to the next level - commercialization. Several immediate steps which I believe I can help AIM in achieving include:

1: Restoring the previous excellent professional relationship with the Executive Office of the FDA Commissioner;

2: Restoring the previous excellent working relationships with the National Cancer Institute Director and Associate Directors;

3: Introducing the new AIM board and team to my historic clinical partnerships which have worked very effectively both in the U.S. as well as in Canada, Japan, and various European countries.

I firmly believe that these restored, and new, relationships will lead to accelerated clinical trials directed towards Ampligen™ commercialization as well as to provide an important foundation of non-dilutive financing for the clinical tests. Overall, this new multifaceted clinical approach will lead to significantly accelerated clinical progress and commercialization under the leadership of the Kellner Group nominees.

Ted Kellner issued the following statement in response to Dr. Carter’s agreement to serve as the Chair of the Scientific Advisory Board in the event that the Kellner Group Nominees control the Board of Directors of AIM following the upcoming annual meeting:

The Kellner Group wishes to thank Dr. Carter for agreeing to help us with his deep and unquestioned expertise in Ampligen™ and its history. We believe together we can finally restart a focused clinical program. I have great confidence in Dr. Carter’s scientific record. With his help and the Kellner Group Nominees in control, I am committed to using my resources and network to make real progress towards value creation and commercialization.

THE KELLNER GROUP URGES ALL STOCKHOLDERS TO VOTE ON THE GOLD PROXY CARD

TODAY TO ELECT

TED D. KELLNER, TODD DEUTSCH, ROBERT L. CHIOINI AND PAUL SWEENEY

If you have any questions, require assistance in voting your GOLD proxy card, or need copies of the Kellner Group’s proxy materials, please contact Okapi Partners at the phone numbers or email address listed below. Please also visit https://okapivote.com/AIM/ for additional information.

Contact:

Okapi Partners LLC

1212 Avenue of the Americas, 17th Floor,

New York, New York 10036

Stockholders may call toll-free: (844) 343-2621

Banks and brokers call: (212) 297-0720

Email: info@okapipartners.com

Important Information and Participants in the Solicitation

The Kellner Group has filed a definitive proxy statement and associated GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the upcoming annual meeting of stockholders of AIM. Details regarding the Kellner Group nominees are included in its proxy statement.

THE KELLNER GROUP STRONGLY ADVISES ALL STOCKHOLDERS OF AIM TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Information regarding the identity of participants in the Kellner Group’s solicitation, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Kellner Group’s proxy statement. Stockholders can obtain a copy of the proxy statement, and any amendments or supplements thereto and other documents filed by the Kellner Group with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the following website: https://www.okapivote.com/AIM. Investors can also contact Okapi Partners LLC at the telephone number or email address set for the above.

As a result of Dr. Carter’s agreement to serve as Chair of AIM’s Scientific Advisory Board if the Kellner Group Nominees are elected and his agreement to be named and to include the text of his statement in this press release, he may be deemed a participant in the Kellner Group’s solicitation.

Dr. Carter is retired and his principal address is 89501 Old Highway, Tavernier, Florida 33070-2144. Dr. Carter does not own any shares of AIM’s common stock.

Additionally, (i) during the past ten (10) years, Dr. Carter has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) he does not directly or indirectly beneficially own any securities of the Company; (iii) he does not own any securities of the Company of record but not beneficially; (iv) he has not purchased or sold any securities of the Company during the past two years; (v) as he does not own any of the Company’s securities beneficially or of record, no part of the purchase price or market value of the securities of the Company owned by her would be represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) he is not, and has not been within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of his owns beneficially, directly or indirectly, any securities of the Company; (viii) he does not own beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company; (ix) neither he nor any of his associates was a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) neither he nor any of his associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party; and (xi) he does not have a substantial interest, direct or indirect, by securities holdings or otherwise, in any matter to be acted on at the annual meeting of stockholders.